UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2016

Bakken Resources, Inc.
(Exact name of registrant specified in charter)

Nevada	000-53632	26-2973652
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

1425 Birch Ave., Suite A, Helena, MT 59601
(Address of principal executive offices) (Zip Code)

(406) 442-9444
Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of Material Definitive Agreement.

The Employment Agreement dated March 12, 2013 between Val M. Holms and Bakken Resources, Inc. (“Bakken,” “us,” “we,” or the “Company”), was terminated. See Item 8.01 of this Current Report for additional information relating to the termination of this Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Val M. Holms’ position as Chief Executive Officer (“CEO”) of the Company has been terminated by the Board of Directors (the “Board”) of the Company.

Item 8.01 Other Events.

On May 6, 2016, Bakken’s Board made certain determinations based on its internal investigation. Bakken announced the internal investigation in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 30, 2015. The internal investigation resulted in the Company’s engagement of Shirley Spira, a New York fraud investigations attorney, as the independent investigator. As a result of the internal investigation, Bakken’s CEO, President, and Chairman of the Board, Val Holms, took an indefinite leave of absence starting March 24, 2015. Mr. Holms’ leave of absence is governed by a Leave of Absence Agreement also dated March 24, 2015 (the “LOAA”).

The initial report of independent investigator Spira was provided to Bakken in August 2015, and Mr. Holms was provided with a copy of Ms. Spira’s report. Mr. Holms responded to Ms. Spira’s report in September 2015. Ms. Spira filed a supplement and reply to her report in October 2015. Following Ms. Spira’s October 2015 supplement, the Company engaged additional forensic accountants, as recommended in Ms. Spira’s initial report. In November 2015, the Company requested certain additional materials from Mr. Holms that he has not yet provided. The Spira report also made certain other recommendations, and the Board continues to evaluate them in light of the Company’s recent engagement of new auditors. The report of the forensic accountants was completed in March 2016. The Board met telephonically after completion of the forensic accounting report and determined that an in-person meeting was necessary to review all materials and discuss the Board’s findings. Such in-person meeting was held in early May 2016.

The Board’s findings included the following:

1.	Mr. Holms received $200,000 of Company funds as kickback payment in 2011 relating to a transaction commonly referred to as the “Duck Lake Transaction.” The Duck Lake Transaction was first disclosed by the Company in a Current Report on Form 8-K filed with the SEC on September 27, 2011. The Company originally paid $250,000 for the Duck Lake Transaction.

2.	Mr. Holms acted without proper authority in executing the “Big Willow Lease,” which the Company first disclosed in a Current Report filed on Form 8-K with the SEC on July 15, 2014. The Big Willow Lease contemplated the payment of $675,000 in bonus payments which the Company has paid in full.

3.	Mr. Holms knowingly participated in providing false information to the Company’s auditors in March 2011 relating to a non-existent $30,000 transaction in Texas.

4.	Mr. Holms has breached the LOAA on numerous occasions. The nature of these breaches relates to certain of Mr. Holms’ actions aimed at terminating the internal investigation into his conduct, and also in part to certain confidential communications. Such communications are part of a shareholder derivative litigation filed by Manuel Graiwer and T.J. Jesky in Reno, Nevada, and so cannot be fully disclosed at this time.

As a result of the Board’s findings, the Board terminated Mr. Holms from his positions with the Company as President and CEO, for cause. This termination was effective as of May 6, 2016.

Additional materials relating to the investigation may be forthcoming. As a result, the investigation remains on-going, and Mr. Holms’ LOAA continues to apply to him as Chairman. Bakken continues to treat the reports issued in connection with the internal investigation as confidential. We intend to fully cooperate with any forthcoming government or regulatory investigation, enforcement action, or prosecution that may result. The Company reserves all rights it has in law and equity to recover costs, expenses, and damages as a result of the Board’s findings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bakken Resources, Inc.

By:	/s/ Dan Anderson
Dan Anderson
Chief Financial Officer
May 11, 2016